EMPLOYMENT CONTRACT

          SkyLynx Communications, Inc., (''Employer''), a Delaware corporation, located at 1502 Stickney Point Road, Sarasota, FL 34231, and Gary L. Brown, (''Employee''), of 7813 Point of Rocks Road, Sarasota, FL 34242 in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1-EMPLOYMENT

Term

          Section 1.01 Employer employs Employee and Employee hereby accepts employment with Employer beginning on January 1, 2006 or the completion of a pending merger between SkyLynx Communications and VETCO Hospitals Corp., ("VETCO"), whichever is the latter event.

Agreement Subject to Termination

          Section 1.02 This agreement may be terminated earlier as provided below.

ARTICLE 2-EMPLOYEE'S DUTIES

General Description

          Section 2.01(a) Employee is hired by Employer as Chief Executive Officer ("CEO") of SkyLynx Communications, Inc., ("SkyLynx" or the "Company"). The scope of the responsibilities of the Employee includes development and execution of sales strategy, corporate marketing, overseeing development, customer support and general day-to-day operations of the company.

          The CEO will direct, manage and provide for technical leadership in the development and commercialization of wireless communications systems and products for the company. This will also include planning and directing all aspects of the Company's operational policies, objectives, and initiatives. Responsibilities include the attainment of short- and long-term financial and operational goals. Directs the development of the organization to ensure future growth while maintaining the quality of staff and productivity. Develop and implement operating methods and procedures designed to eliminate operating problems and maintain continuous improvement to service quality and output. Manage supervisory responsibilities in accordance with company policy and applicable laws. Responsibilities include interviewing, hiring, training employees, planning, assigning and directing work, appraising performance; rewarding and discipline employees; addressing compliance and resolving problems.

          (b) Employee shall perform services at any laboratory, research facility, office or manufacturing plant operated or designated by Employer.

Other Employment

          Section 2.02 The Employee may not engage in any other professional activity providing the same or similar work for any other employer, company, corporation or other entity.

Mutual Consent for Change of Duties

          Section 2.03 The duties of Employee may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this contract. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this agreement as modified.

Indemnification for Misconduct or Deliberate Acts

          Section 2.04 Employee shall indemnify and hold harmless Employer from all liability for loss, damage, or injury to persons or property resulting from the deliberate acts or misconduct of Employee.

ARTICLE 3-OBLIGATIONS OF EMPLOYER

Office and Equipment

          Section 3.01 Employer shall provide Employee with sufficient office equipment, office space, professional tools, software and equipment, and administrative support suitable to Employee's position and adequate for the performance of his duties, automobile mileage reimbursement, and other pre-approved expenses that may be necessary in the performance of your duties.

Indemnification of Losses of Employee

          Section 3.02 Employer shall indemnify Employee for all necessary expenditures or losses incurred by Employee in direct consequence of the discharge of his duties on Employer's behalf.

ARTICLE 4-COMPENSATION OF EMPLOYEE

          Section 4.01 Initial compensation for services rendered under this contract shall be an annualized base salary of $220,000 payable twice a month in installments of $9,166.67 prorated for any partial employment period. The base salary will increase at the rate of 6% each year beginning on December 1 of each successive year of this three (3) year contract.

          In addition the following salary increases apply upon the VETCO and SkyLynx Communications, Inc., combined, attaining the following milestones:

          Section 2.02 The Employee may not engage in any other professional activity providing the same or similar work for any other employer, company, corporation or other entity.

Mutual Consent for Change of Duties

          Section 2.03 The duties of Employee may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this contract. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this agreement as modified.

Indemnification for Misconduct or Deliberate Acts

          Section 2.04 Employee shall indemnify and hold harmless Employer from all liability for loss, damage, or injury to persons or property resulting from the deliberate acts or misconduct of Employee.

ARTICLE 3-OBLIGATIONS OF EMPLOYER

Office and Equipment

          Section 3.01 Employer shall provide Employee with sufficient office equipment, office space, professional tools, software and equipment, and administrative support suitable to Employee's position and adequate for the performance of his duties, automobile mileage reimbursement, and other pre-approved expenses that may be necessary in the performance of your duties.

Indemnification of Losses of Employee

          Section 3.02 Employer shall indemnify Employee for all necessary expenditures or losses incurred by Employee in direct consequence of the discharge of his duties on Employer's behalf.

ARTICLE 4-COMPENSATION OF EMPLOYEE

          Section 4.01 Initial compensation for services rendered under this contract shall be an annualized base salary of $220,000 payable twice a month in installments of $9,166.67 prorated for any partial employment period. The base salary will increase at the rate of 6% each year beginning on December 1 of each successive year of this three (3) year contract.

          In addition the following salary increases apply upon the VETCO and SkyLynx Communications, Inc., combined, attaining the following milestones:
1.	The base salary increases to $275,000 when annualized sales of all Divisions reaching $10 million.
2.

The base salary increases to $300,000 when annualized sales of all Divisions reaching $15 million or when additional funding in excess of $7 million is raised by the Employee and approved by the board of directors.

3.	The base salary increases to $325,000 when annualized sales of all Divisions reaching $20 million.

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4.	The base salary increases to $375,000 when annualized sales of all Divisions reaching $30 million.
5,	The base salary increases to $450,000 when annualized sales of all Divisions reaching $50 million.
6.	The base salary increases to $650,000 when annualized sales of all Divisions reaching $75 million.
7.	The base salary increases to $850,000 when annualized sales of all Divisions reaching $100 million.

    In addition the following bonus program will apply to this agreement:

          A bonus of $50,000 will be paid to the Employee if after tax profits of the Company reach at least $1.5 million, $75,000 if after tax profits of the Company reach at least $3 million, $100,000 if after tax profits of the Company reach at least $5 million, $125,000 if after tax profits of the Company reach at least $8 million (as determined by the audited financial statements prepared by the independent auditors of the Company) while the Company is headed by this Employee. This provision will apply to partial years.

Severance Pay

          Section 4.02 In the event that Employee's services under this contract are terminated by Employer prior to the end of the employment term specified herein for reasons other than cause against Employee, Employee shall be entitled to, as severance pay, the sum of the then current years' salary. This amount may be paid as a lump sum or over the twelve (12) month period following the date of separation at the option of the Company. If the services of the Employee are terminated for cause as per Section 8.04 no severance pay shall be paid.

Other Benefits

          Section 4.03 Employee shall be entitled to a monthly vehicle allowance of $1,000 initially. Employee is responsible for all operating costs of said vehicle including gas, oil, repairs, maintenance and insurance. If used in the business of the Employer, the Employer must be named as an additional insured with notice prior to cancellation.

          Section 4.04 Employee will receive the benefits of a group health insurance policy if one is available to other employees.

          Section 4.05 Employee is entitled to twenty (20) days vacation with pay during the first year of this agreement. The board of directors will make annual determinations of a vacation policy for the Employer thereafter.

          Section 4.06 Car allowance increases, stock grants, options and other benefits are within the purview of the Compensation Committee of the board of directors and the board itself. Employee is expected to participate is such benefits depending on the success and growth of the Employer.

ARTICLE 5-EMPLOYEE BENEFITS

Benefits

          Section 5.01 Employee will be entitled to participate in all other employee benefits such as health insurance, stock option plans, twenty (20) days annual vacation which will accrue, sick and personal days as established by the Employer.

ARTICLE 6-REIMBURSABLE EMPLOYEE EXPENSES

Moving Expenses

          Section 6.01 In the event that during the term of this agreement Employee is transferred by Employer to a new principal place of work at least 50 miles farther from his residence at the time of the transfer (''current residence'') or the current SkyLynx offices located in Sarasota, FL, which is than his principal place of work, at the time of the transfer, Employer shall reimburse Employee for all reasonable expenses incurred for:

          (1) Moving the household goods and personal effects of Employee, Employee's spouse and minor children from the current residence to the new place of residence.

          (2) The expenses of a one-way trip, including lodging, by Employee, Employee's spouse and minor children from the current residence to the new place of residence.

ARTICLE 7-PROPERTY RIGHTS OF THE PARTIES

Disclosure of Inventions and Discoveries

          Section 7.01 (a) Employee promises and agrees that he will promptly and fully inform Employer of and fully disclose to Employer all inventions, designs, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, technical data, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets as defined by the applicable laws of the State of Florida, that he makes during the term of this agreement, whether individually or jointly in collaboration with others that pertain or relate to the actual or potential business of Employer or to any experimental work carried on by Employer, whether or not conceived during regular working hours.

(b) Employee shall make full disclosure to Employer immediately after creating or making any of the items described in (a), above, and shall thereafter keep Employer fully informed at all times of all progress in connection therewith.

Ownership of Work Product

          Section 7.02 (a) Employee agrees that any and all intellectual properties, including, but not limited to, all inventions, designs, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, technical data, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets as defined by the applicable laws of the State Florida, that are conceived, developed, or written by Employee, either individually or jointly in collaboration with others, pursuant to this agreement, shall belong to and be the sole and exclusive property of Employer.

          (b) Employee further agrees to submit any dispute regarding whether any such intellectual property was conceived, developed, or written pursuant to this agreement to a review process pursuant to Employer's rules and policies.

          (c) Employee agrees that all rights in all intellectual properties prepared by him pursuant to this agreement, including patent rights and copyrights applicable to any of the intellectual properties described in Section 7.02(a) above, shall belong exclusively to Employer, shall constitute ''works made for hire,'' and shall be assigned promptly by Employee to Employer. Employee further agrees to assist Employer in obtaining patents on all such inventions, designs, improvements, and discoveries that are patentable or copyright registration on all such works of creation that are copyrightable, and shall execute all documents and do all things necessary to obtain patent or copyright registration, vest Employer with full and exclusive title, and protect against infringement by others.

          (d) This Section shall not apply to intellectual properties or rights therein derived from Employee's activities or employment prior to the time he entered into an employer-employee relationship with Employer (''preexisting rights''). Employer agrees that those preexisting rights are and shall continue to be the exclusive property of Employee or his prior Employer and disclaims any claim of rights of any nature whatsoever thereto. A schedule of these preexisting intellectual properties or rights, if any, is attached to this agreement.

          (e) This Section shall not apply to assign to Employer any of Employee's rights in any invention that Employee develops entirely on his or her own time without using Employer's equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Employer's business or to actual or demonstrably anticipated research or development of Employer; or (2) result from any work performed by Employee for Employer.

Confidentiality of Trade Secret Data

          Section 7.03 (a) Employee agrees that all information communicated to him with respect to the work conducted by or for Employer, whether or not that information was directly or intentionally communicated, is confidential. Employee also agrees that all information, conclusions, recommendations, reports, advice, or other documents generated by Employee pursuant to this agreement, whether maintained in hard copy or in an electronic medium, is confidential. Employee further acknowledges and agrees that all confidential data described herein is and constitutes trade secret information that belongs wholly to and is the exclusive property of Employer.

          (b) Employee promises and agrees that he shall not disclose any confidential information of Employer or any third party, as long as that information is subject to a Confidential Disclosure Agreement, to any other person, orally, in writing or via electronic communication, unless specifically authorized in writing by Employer to do so. If Employer gives Employee written authorization to make any disclosures, Employee shall do so only within the limits and to the extent of that authorization.

          (c) Employee shall use his best efforts to prevent inadvertent disclosure of any confidential information to any third party by using the same care and discretion that he uses with similar data he designates as confidential.

          (d) Employee acknowledges and agrees that all information concerning the work conducted by Employer and any potential products of Employer is and constitutes an exceptionally valuable trade secret of Employer. That information includes, among other matters, the facts that any particular work or project is planned, under consideration, or in production, as well as any descriptions of any existing, pending, or proposed work.

Use and Disclosure of Confidential Data

          Section 7.04 Employee shall not use any confidential information or circulate it to any other person or persons, except when specifically authorized in advance by Employer and then only to the extent necessary for any of the following:

          (a) Conducting negotiations, discussions, and/or consultations with designated Employer representatives.

          (b) Supplying Employer with goods or services at its order.

          (c) Preparing confidential estimates, bids or proposals, and invitations for bids or requests for proposals for submission to Employer.

          (d) Accomplishing any purpose Employer may later specify in writing.

Copies of Confidential Information

          Section 7.05 Employee agrees that copying of confidential information shall be done only in accordance with Employer's policy on handling and reproducing confidential information as will be set forth in Employer's ''Employee Manual,'' a copy of which will be provided to Employee. Employee further agrees that copies of confidential information shall be treated with the same degree of confidentiality as the original information and shall be subject to the restrictions set forth in Paragraph 7.04 of this agreement.

Return of Materials

          Section 7.06 Employee shall return to Employer, promptly at Employer's request, all confidential materials. Any materials the return of which is specifically requested shall be returned promptly at the conclusion of the work on or consideration of work on, the project to which the materials relate.

Unfair Competition

          Section 7.07 Employee acknowledges and agrees that the sale or unauthorized use or disclosure, orally, in writing, or via electronic medium, of any of Employer's confidential information obtained by Employee during the course of his employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer at any time, whether during or following the completion of his employment with Employer.

Competitive Activities During Employment

          Section 7.08 Employee promises and agrees that during the term of this Agreement, he shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competitive activity relating to the subject matter of his employment with Employer except as specified in Section 2.02.

ARTICLE 8-TERMINATION OF EMPLOYMENT

Termination by Employer

          Section 8.01 This agreement may be terminated by Employer for cause by giving immediate written notice of termination to Employee. Termination pursuant to this Section shall not prejudice any remedy that Employer may have either at law, in equity, or under this agreement.

Effect of Employer's Merger, Transfer of Assets, or Dissolution

          Section 8.02 (a) This agreement shall not be terminated by any merger or consolidation in which Employer is not the consolidated or surviving corporation, by the transfer of all or substantially all of the assets of Employer, or by the voluntary or involuntary dissolution of Employer.

          (b)          In the event of any merger or consolidation or transfer of assets, the surviving or resulting corporation or the transferee of Employer's assets shall be bound by and shall have the benefit of the provisions of this agreement. Employer shall take all actions necessary to insure that such a corporation or transferee is bound by the provisions of this agreement.

Effect of Termination on Compensation

          Section           8.03 In the event of the termination of this agreement prior to the completion of the term of employment specified herein, Employee shall be entitled to the compensation earned prior to the date of termination as provided for in this agreement computed pro rata up to and including that date.

Definition of Cause

          Section 8.04 "Cause," for the purposes of this agreement includes, but is not limited to:
(a)

Conviction of a felony, any act involving moral turpitude, any act that detracts from the ability of the Employee to provide the Employer with a full work week or a misdemeanor where imprisonment is imposed, or

(b)	Commission of any act of theft, fraud, dishonesty or falsification of any employment or Company records, or
(c)	Improper disclosure of the Company's confidential, classified, private, patent protected or proprietary information, or
(d)	Any breach of this Agreement, which breach is not cured within ten (10)

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(e)	Chronic and unexcused absenteeism, or days following written notice of such breach, or
(f)	misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject, or
(g)	Any other act or omission that constitutes "cause" under Florida or Federal laws.

Termination by Employee

          Section 8.05 This agreement may be terminated by Employee at any time by providing Company with a thirty (30) day written notice.

ARTICLE 9-GENERAL PROVISIONS

Notices

          Section 9.01 Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested or by electronic mail with verified receipt. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date on which they are mailed.

Entire Agreement

          Section 9.02 (a) This agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.

          (b) Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.

          (c) Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

Attorneys' Fees and Costs

          Section 9.03 If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled. This provision shall be construed as applicable to the entire contract.

Partial Invalidity

          Section 9.04 If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

          Section 9.05 This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Payment of Moneys Due Deceased Employee

          Section 9.06 If Employee dies prior to the expiration of the term of employment, any moneys that may be due from Employer under this agreement as of the date of Employee's death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.

          Executed on March 08, 2006 at Sarasota, Florida by Employer and Employee.
EMPLOYER	EMPLOYEE
SkyLynx Communications.

By /s/ Steven D. Smith	/s/ Gary L. Brown
Steven D. Smith, COO and	Gary L. Brown, Employee
Not individually